Appendix A

to the

Operating Expenses and Services Agreement

Fund	Operating Expense Limit	Expiration Date

North Star Opportunity Fund

Class A

Class I

Class R

North Star Dividend Fund

Class A

Class R

Class I

North Star Value Fund

Class A

Class R

Class I

North Star Small Cap Value Fund

Institutional Class

Investor Class

	1.55% 1.30% 1.55% 1.99% 2.24% 1.74% 1.99% 2.24% 1.74% 0.98% 1.21%	March 31, 2024 March 31, 2024 March 31, 2024 March 31, 2024 March 31, 2024 March 31, 2024 March 31, 2024 March 31, 2024 March 31, 2024 May 31, 2025 May 31, 2025

The parties hereto agree to the terms of this Appendix A effective as of the [shareholder meeting date].

NORTHERN LIGHTS FUND TRUST II

By: ____________________________

Name: Kevin Wolf

Title: President

NORTH STAR INVESTMENT MANAGEMENT CORP

By:_____________________________

Name: Peter Gottlieb

Title: President